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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

JOE'S JEANS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 JOE'S JEANS INC.
5901 South Eastern Avenue
Commerce, California 90040
(323) 837-3700

September 23, 2008

Dear Stockholder:

        You are cordially invited to attend the 2008 annual meeting of stockholders of Joe's Jeans Inc., or Joe's, which will be held at the Doubletree Hotel, 5757 Telegraph Road, Commerce, California 90040, (near Los Angeles, California), on Thursday, November 6, 2008. The 2008 annual meeting of stockholders will begin promptly at 9:00 a.m. local time.

        The accompanying notice of annual meeting and proxy statement, which you are urged to read carefully, provides important information regarding the business to be conducted at the annual meeting.

        You are requested to complete, date and sign the enclosed proxy card and promptly return it in the enclosed envelope, whether or not you plan to attend the annual meeting. If you do attend the meeting, you may vote in person even if you have submitted a proxy card. REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. If you hold your shares in "street name" (that is, through a broker, bank or other nominee), please review the instructions on the proxy forwarded by your broker, bank or other nominee regarding the option, if any, to vote on the Internet or by telephone. If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another stockholder, please bring written confirmation from the record owner that you are acting as a proxy.

        On behalf of the Board of Directors, I thank you for your support and continued interest in our company.

                      Sincerely,

                      Samuel J. Furrow
                      CHAIRMAN OF THE BOARD OF DIRECTORS
                      JOE'S JEANS INC.

        This notice of annual meeting and proxy statement and proxy are first being mailed on or about September 25, 2008 to our common stockholders.

 JOE'S JEANS INC.
5901 South Eastern Avenue
Commerce, California 90040
(323) 837-3700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, NOVEMBER 6, 2008

Time and Date	9:00 a.m., local time on Thursday, November 6, 2008
Place	The Doubletree Hotel, 5757 Telegraph Road, Commerce, California 90040
Items of Business	(1) To elect seven directors to serve on the Board of Directors until the 2009 annual meeting of stockholders or until their respective successors are elected and qualified;
(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2008; and
(3) To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
Record Date	You can vote if, at the close of business on September 22, 2008, you were a holder of record of our common stock.
Proxy Voting
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed proxy card, or if you hold your shares in street name, by accessing the worldwide website or toll-free number indicated on the voting instructions accompanying your proxy card to vote via the Internet or phone.

  The Board of Directors unanimously recommends that you vote to:

    •
    elect all director nominees; and

    •
    ratify the appointment of auditors as described in detail in the accompanying proxy statement.

By Order of the Board of Directors,

Samuel J. Furrow Chairman of the Board of Directors Commerce, California September 23, 2008

i

 STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the financial condition, results of operations, cash flows, financing plans, business strategies, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management and other matters. Statements in this document that are not historical facts are identified as forward-looking statements for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

        When we use the words "anticipate," "estimate," "project," "intend," "expect," "plan," "believe," "should," "likely" and similar expressions, we are making forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents we incorporate by reference in this proxy statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

        These forward-looking statements, including statements relating to future business prospects, revenues, working capital, liquidity, capital needs and income, wherever they occur in this proxy statement, are estimates reflecting our best judgment. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those discussed from time to time in our Securities and Exchange Commission, or SEC, reports, including our annual report on Form 10-K, Amendment No. 1 on Form 10-K/A for the year ended November 30, 2007 filed with the SEC on February 28, 2008 and March 28, 2008, respectively. You should read and consider carefully the information about these and other risks set forth under the caption "Risk Factors" in such filings.

 QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

        Although we encourage you to read the proxy statement in its entirety, we include these "Questions and Answers" to provide background information and brief answers to several questions that you may have about the proxy materials in general.

Q:
Why am I receiving these materials?

A:
The Board of Directors of Joe's Jeans, or our Board of Directors, is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on Thursday, November 6, 2008. Our common stockholders are invited to attend the annual meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:
What information is contained in this proxy statement?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, information including compensation concerning directors and our most highly paid executive officers, and certain other required information.

Q:
What proposals will be voted on at the annual meeting?

A:
The proposals scheduled to be voted on at the annual meeting are:

          (1)   To elect seven directors to serve on the Board of Directors until the 2009 annual meeting of stockholders or until their respective successors are elected and qualified;

          (2)   To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2008.

          (3)   Such other business as may properly come before the annual meeting of stockholders or any adjournment or postponement thereof.

  We will also consider any other business that properly comes before the annual meeting.

Q:
How does the Board of Directors recommend that I vote?

A:
Our Board of Directors unanimously recommends that you vote your shares:
•
"FOR" each of the nominees to the Board of Directors;

•
"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2008.

Q:
What shares can I vote?

A:
Each share of our common stock issued and outstanding as of the close of business on September 22, 2008, or the Record Date, is entitled to vote for all proposals being voted upon at the annual meeting. You may cast one vote per share of common stock held by you as of the Record Date. These shares include shares that are (1) held directly in your name as the common stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee. As of September 22, 2008, we had 59,826,974 shares of common stock issued and outstanding and 879 common stockholders of record.

Q:
What is the difference between holding shares as a common stockholder of record and as a beneficial owner?

A:
Most of our common stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  Common Stockholder of Record

  If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer and Trust Company, you are considered with respect to those shares the common stockholder of record and these proxy materials are being sent directly to you by us. As the common stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

  Beneficial Owner

  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares of our common stock held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered with respect to those shares the common stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the common stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a legal proxy from the broker, bank, or nominee that holds your shares giving you the right to vote the shares at the annual meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also be able to vote your shares by Internet or telephone as described below under "How can I vote my shares without attending the annual meeting?"

Q:
How can I attend the annual meeting?

A:
You are entitled to attend the annual meeting only if you are a Joe's common stockholder of record as of the close of business on Record Date or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a common stockholder of record, but hold the shares through a broker, bank or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to September 22, 2008, a copy of the voting instruction card provided by your broker, bank or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Q:
How can I vote my shares in person at the annual meeting?

A:
Shares held in your name as the common stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from your broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:
How can I vote my shares without attending the annual meeting?

A:
Whether you hold your shares directly as the common stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a common stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card, or for shares held beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee.

  By Mail—Our common stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-paid, pre-addressed envelope. Our common stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card provided by their broker, bank or nominee and mailing them in the accompanying pre-addressed envelope.

  By Internet—Most of our common stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, banks or nominees. Please check the voting instruction card for Internet voting availability.

  By Telephone—Most of our common stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, banks or nominees. Please check the voting instruction card for telephone voting availability.

Q:
May I change my vote?

A:
You may change your vote at any time prior to the vote at the annual meeting. If you are a common stockholder of record, you may change your vote by granting a new proxy card bearing a later date (which automatically revokes the earlier proxy), by providing written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:
Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual common stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. If a common stockholder submits a proxy card with a written comment, then that proxy card will be forwarded to our management.

Q:
How many shares must be present or represented to conduct business at the annual meeting?

A:
The quorum requirement for holding the annual meeting and for transacting business is that the holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, if you:
•
are present and vote at the annual meeting; or

•
properly submit a proxy card or vote over the Internet or by telephone.

  Broker non-votes are counted as present for the purpose of determining the existence of a quorum at the annual meeting.

Q:
How are votes counted?

A:
For the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" for one or more of the nominees. For the other items of business, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," the abstention has the same effect as a vote "AGAINST" the proposal. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q:
What happens if I do not give specific voting instructions?

A:
If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxyholder will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement, and, with respect to any other matters that properly come before the annual meeting, as the proxyholder may determine in his discretion.

  If you hold your shares through a broker, bank or other nominee and you do not provide your broker with specific voting instructions, your broker may vote your shares on routine matters, but not on non-routine matters. As a result, your broker may vote your shares without your instructions with respect to Proposal 1 (election of directors) and Proposal 2 (ratification of independent registered public accounting firm) because these matters are considered routine.

Q:
Who will count the vote?

A:
A representative of Continental Stock Transfer and Trust Company will tabulate the votes up until the morning of the meeting. At the meeting, our inspector of election will tabulate the votes.

Q:
Who will serve as inspector of election?

A:
Ms. Lori Nembirkow, our Corporate Secretary, will serve as our inspector of election.

Q:
What is the voting requirement to approve each of the proposals?

A:
For the election of directors, the seven persons receiving a plurality of "FOR" votes at the annual meeting will be elected. All other proposals require the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the annual meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers may vote your shares with respect to Proposal 1 and Proposal 2 since each is a routine matter. If the broker is not instructed with respect to any proposals other than Proposals 1 and 2, the shares will constitute broker non-votes. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not be counted in the vote total. Abstentions have the same effect as votes against the matter.

Q:
What happens if additional proposals are presented at the annual meeting?

A:
Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the person named as proxyholder, Marc Crossman, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees for our Board of Directors is not available as a candidate, the persons named as proxyholders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a common stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:
Who will bear the costs of soliciting votes for the annual meeting?

A:
We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Q:
Where can I find the results of the annual meeting?

A:
We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or SEC, within four days after the annual meeting.

Q:
Where can I obtain a copy of Joe's Annual Report on Form 10-K and Amendment No. 1 for the year ended November 30, 2007?

A:
A copy of our Annual Report on Form 10-K and Amendment No. 1 for the year ended November 30, 2007 are enclosed with this proxy statement.

Q:
What if I share an address with another common stockholder?

A:
In some instances, we may deliver to multiple common stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a common stockholder sharing an address with another common stockholder. Requests by phone should be directed to our Corporate Secretary at (323) 837-3700 and requests in writing should be sent to Joe's Jeans Inc., Attention: Corporate Secretary, 5901 South Eastern Avenue, Commerce, California 90040. Our common stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

Q:
What is the deadline to propose actions for consideration at next year's annual meeting of stockholders?

A:
You may submit proposals, including director nominations, for consideration at future common stockholder meetings. We expect to hold our 2009 annual meeting of stockholders in or around late October of 2009. Our common stockholders may submit proposals that they believe should be voted upon at the 2009 annual meeting consistent with regulations of the SEC and our bylaws.

  Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our 2009 proxy statement. Any such stockholder proposals must be submitted in writing to and received by the Corporate Secretary of Joe's Jeans at 5901 South Eastern Avenue, Commerce, California 90040 no later than May 10, 2009. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

  A stockholder may also submit a proposal for consideration outside of Rule 14a-8. Pursuant to Rule 14a-4(c)(1), a stockholder may submit a proposal for consideration at the annual meeting. Any such stockholder proposals to be considered at the annual meeting must be submitted in writing to and received by our Corporate Secretary no later than July 24, 2009 to be considered timely. The submission of a stockholder proposal does not guarantee that it will be presented at the annual meeting.

  Our common stockholders interested in submitting a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable federal securities laws and the our bylaws, as applicable.

Q:
How can I communicate with the Board of Directors?

A:
Stockholders may communicate with the Board of Directors by sending a letter to the Board of Directors of Joe's Jeans, Inc., c/o Office of Corporate Secretary, 5901 South Eastern Avenue, Commerce, California 90040. Each communication must contain a clear notation indicating that it is a "Stockholder—Board Communication" or "Stockholder—Director Communication," and each communication must identify the author as a stockholder. The office of the Corporate Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The office of the Corporate Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

Q:
How do I recommend a candidate for election as a director?

A:
Stockholders who wish to recommend a candidate for election as a director at our 2009 annual meeting must submit their recommendations no later than May 10, 2009. Stockholders may recommend candidates for consideration by the Board of Directors' Nominating and Governance Committee by providing written notice to Joe's Jeans, Inc., c/o Office of Corporate Secretary, 5901 South Eastern Avenue, Commerce, California 90040. The written notice must provide the candidate's name, age, business and residence addresses, biographical data, including principal occupation, qualifications, the number and class of our shares, if any, beneficially owned by the candidate, and all other information regarding candidates required by Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder recommendation. Any stockholder who wishes to recommend a nominee for election as director must also provide his, her or its name and address, the number and class of shares beneficially owned by the stockholder, a description of all arrangements or understandings relating to the nomination among the stockholder making the nomination, the proposed nominee and any other person or persons (including their names), and all other information regarding the stockholder required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

 JOE'S JEANS INC.
5901 SOUTH EASTERN AVENUE
COMMERCE, CALIFORNIA 90040

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, NOVEMBER 6, 2008

PROPOSAL 1

ELECTION OF DIRECTORS

        Our bylaws provide that our Board of Directors will consist of not less than three directors, with the exact number of directors (subject to such minimum and any range of size established by our common stockholders) to be determined by resolution of our Board of Directors. Currently, the number of directors has been set at seven. At our annual meeting, seven directors will be elected to serve until the 2009 annual meeting of stockholders, which we expect to hold around late October of 2009. Our Board of Directors' nominees for election are set forth below.

Q:
What is the vote required to approve Proposal 1?

A:
Our Board of Directors will be elected by a plurality vote. Unless otherwise instructed on the proxy, properly executed proxies will be voted for the election of all of the director nominees set forth below. Our Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

Q:
How does the Board of Directors recommend I vote?

A:
Our Board of Directors unanimously recommends a vote "FOR" the director nominees listed below.

Q:
What information is provided with respect to nominees to the Board of Directors?

A:
The following table sets forth information regarding our nominees to our Board of Directors:

Name	Age	Position	Year First Elected Director
Samuel J. (Sam) Furrow	66	Chairman of the Board of Directors	1998
Marc B. Crossman	36	Chief Executive Officer, President, and Director	1999
Joe Dahan	40	Creative Director and Director	2007
Kelly Hoffman(1)(2)(3)	50	Director	2004
Thomas O'Riordan(1)(2)(3)	52	Director	2006
Suhail R. Rizvi(1)(2)	42	Director	2003
Kent Savage(2)(3)	46	Director	2003

(1)
Member of the Audit Committee

(2)
Member of the Compensation and Stock Option Committee

(3)
Member of the Nominating and Governance Committee

Q:
What is the business experience of the nominees for election to our Board of Directors?

A:
The business experience of our nominees for election to our Board of Directors is as follows:

  Samuel J. (Sam) Furrow has served as Chairman of our Board of Directors since October 1998. Mr. Furrow became a member of our Board of Directors in April 1998 and served as our Chief Executive Officer from October 1998 until December 2000. Mr. Furrow also has been Chairman of the Board of Furrow Auction Company, a real estate and equipment sales company with its headquarters in Knoxville, Tennessee, since April 1968; Chairman of Furrow-Justice Machinery Corporation, a six-branch industrial and construction equipment dealer, since 1983; owner of Knoxville Motor Company-Mercedes Benz and Land Rover of Knoxville since December 1980 and July 1997, respectively. Mr. Furrow received his undergraduate and J.D. degree from the University of Tennessee. Sam Furrow is the father of our former Chief Executive Officer and former Director, Samuel J. (Jay) Furrow, Jr.

  Marc B. Crossman has served as our Chief Executive Officer since January 2006, our President since September 2004 and a member of our Board of Directors since January 1999. From March 2003 until August 2007, Mr. Crossman served as our Chief Financial Officer. From January 1999 until March 2003, Mr. Crossman served as a Vice President and Equity Analyst with J.P. Morgan Securities Inc., New York City, New York. From September 1997 until January 1999, Mr. Crossman served as a Vice President and Equity Analyst with CIBC Oppenheimer Corporation. Mr. Crossman received his B.S. degree in Mathematics from Vanderbilt University.

  Joe Dahan has served as the president and head designer for our Joe's Jeans Subsidiary, Inc. since its formation in February 2001 and as our Creative Director and member of our Board of Directors since October 2007. Mr. Dahan is responsible for the design, development and marketing of Joe's products. From 1996 until 2001, Mr. Dahan was the head designer for Azteca Production International, Inc., or Azteca, where he was responsible for the design, development and merchandising of product lines developed by Azteca. Azteca, which is owned by two of our stockholders, is one of the world's largest manufacturers of denim related products. From 1989 until 1996, Mr. Dahan was engaged in the design and development of apparel products for a company of which he was an owner and operator.

  Kelly Hoffman has served as a member of our Board of Directors since June 2004. Mr. Hoffman has served as Chairman of the Board of Directors and Chief Executive Officer of Varsity Media Group Inc., a new media company dedicated to teenagers, since he founded the company in 1998. From 1991 until 1998, Mr. Hoffman owned AOCO Operating, a company that raised capital for the acquisition of property in Texas, Louisiana and New Mexico. From 1989 until 1991, Mr. Hoffman served in a similar position for Texakoma Financial, an oil and gas partnership that raised capital for acquisition of property in Texas, Louisiana and New Mexico. Prior to that, Mr. Hoffman served in various sales and marketing positions for PAZ Syndicate, a conglomerate based in Tel Aviv, Israel that owned diverse interests worldwide. Prior to that, Mr. Hoffman specialized in securing capital from investors for investment in various limited partnerships for the oil and gas industry for Paso Energy. Mr. Hoffman began his oil and gas career at Amoco Production Company in Texas in various positions. Mr. Hoffman attended Texas Tech University and majored in Business Administration.

  Thomas O'Riordan has served as a member of our Board of Directors since April 2006. Since March 2007, Mr. O'Riordan has served as Chief Executive Officer of American Sporting Goods Corporation, a privately held manufacturer and retailer of athletic footwear with such brands as And1, Avia, Ryka, Yukon, Triple 5 Soul, NSS and Nevados. From 2004 to 2007, Mr. O'Riordan acted in an executive consulting and advisory capacity to the senior management team of Fila Holding Company, a publicly traded manufacturer and retailer of branded footwear, apparel and accessories, and to other investment advisors and funds in the retail and consumer products sector.

  From 1999 to 2004, Mr. O'Riordan served in various executive management capacities with Fila Holding Company, ultimately serving as Chief Executive Officer from 2003 to 2004. From 1995 until 1998, Mr. O'Riordan served as Director of Operations of Adidas America, a publicly traded manufacturer and retailer of branded athletic footwear, apparel and accessories. From 1988 to 1995, Mr. O'Riordan was President of Tom O'Riordan & Associates, a sales and marketing company focused on the athletic footwear, apparel and sporting goods industries. Mr. O'Riordan began his career in sales for Brooks Shoe Company. Mr. O'Riordan received his B.S. degree in Marketing and Management from Rider University.

  Suhail R. Rizvi has served as a member of our Board of Directors since April 2003. Since 2004, Mr. Rizvi has served as founder and Chief Investment Officer of Rizvi--Traverse Management LLC and other related funds. Mr. Rizvi has over twenty years of private equity investing experience for his own account and as a fiduciary for institutional investors through various entities or funds as founder, principal or manager. Mr. Rizvi also serves as Chairman of the Board of Directors of AG Holdings, a diversified investment company with interests in various manufacturing companies and as a member of the Board of Directors for International Creative Management, Inc. a global talent and literary agency. Mr. Rizvi received his B.S. degree in Economics from the Wharton School of the University of Pennsylvania and sits on the Wharton Undergraduate Executive Board.

  Kent Savage has served as a member of our Board of Directors since July 2003. Since June 2006, Mr. Savage has served as Founder and CEO of Famecast, Inc., a privately held online entertainment property. From January 2004 until June 2005, Mr. Savage served as Chief Executive Officer for Digital Lifestyles Group, Inc. (DLFG.PK), a publicly traded manufacturer and distributor of personal computers. From September 2002 until February 2003, Mr. Savage served as co-founder, Chief Sales and Marketing Officer for TippingPoint Technologies (NASDAQ: TPTI). From February 1999 until August 2001, Mr. Savage served as co-founder, CEO and President for Netpliance, Inc. From April 1998 until February 1999, Mr. Savage served as General Manager, Broadband for Cisco Systems Inc. Service Provider Line of Business. From July 1996 until April 1998, Mr. Savage served as Vice President, Sales and Marketing for NetSpeed, Inc. Mr. Savage received his B.S. degree in Business from Oklahoma State University, attended University of Virginia's Executive Leadership Program, and received his M.B.A. degree from Southern Methodist University.

Q:
How are the Board of Directors elected and how many meetings were held in fiscal 2007?

A:
Each member of our Board of Directors is elected at the annual meeting of stockholders and serves until the next annual meeting of stockholders and until a successor has been elected and qualified or his earlier death, resignation or removal. Vacancies on the Board of Directors are filled by a majority vote of the remaining Board of Directors. Our Board of Directors manages us through board meetings and through its committees. During fiscal 2007, our Board of Directors met or acted through written consent a total of 13 times. No incumbent member of our Board of Directors who served as a director in fiscal 2007 attended in person or via teleconference less than 75% of all the meetings of our Board of Directors and the committees on which he served during fiscal 2007. Although we do not have a formal policy regarding attendance at our annual meeting of stockholders, we attempt to accommodate the schedules of each member of our Board of Directors in choosing a date for our annual meeting of stockholders and our annual meeting of our Board of Directors. In fiscal 2007, all of our members of our Board of Directors attended the annual meeting of our Board of Directors either in person or via teleconference and all but one member of our Board of Directors attended our annual meeting of stockholders.

Q:
What committees does the Board of Directors have?

A:
Our Board of Directors has an Audit Committee, Compensation and Stock Option Committee and Nominating and Governance Committee.

  Audit Committee.    The Audit Committee is currently comprised of Messrs. Rizvi, Hoffman, and O'Riordan. Mr. Rizvi serves as Chairman of the Audit Committee. The Audit Committee met or acted through written consent a total of five times in fiscal 2007.

  The Audit Committee has been established to: (a) assist our Board of Directors in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent accountant's qualifications and independence and (4) the performance of the our internal audit function; (b) prepare the report required by the SEC for inclusion in the our annual proxy statement; (c) retain and terminate our independent accountant; (d) approve audit and non-audit services to be performed by the independent accountant; and (e) perform such other functions as our Board of Directors may from time to time assign to the Audit Committee. The Audit Committee has a charter that details its duties and responsibilities, which was adopted by our Board of Directors on May 22, 2003 and filed with our revised proxy statement for our last annual meeting on April 29, 2004. Currently, all Audit Committee members are "independent" under NASDAQ listing standards and as such term is defined in the rules and regulations of the SEC, and Mr. Rizvi has also been designated to be an "audit committee financial expert" as such term is defined in the rules and regulations of the SEC. A copy of the Audit Committee charter can be found on our website at www.joesjeans.com under our Investor Relations heading.

  Compensation and Stock Option Committee.    Currently, the Compensation Committee is comprised of Messrs. Savage, Hoffman, O'Riordan and Rizvi. Mr. Savage serves as Chairman of the Compensation Committee. The Compensation and Stock Option Committee met or acted through written consent a total of five times in fiscal 2007.

  The principal responsibilities of the Compensation and Stock Option Committee are to (a) assist our Board of Directors in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the company; (b) discharge our Board of Director's responsibilities relating to compensation of our executive officers; (c) evaluate our Chief Executive Officer and set his remuneration package; (d) prepare an annual report on executive compensation for inclusion in our annual proxy statement; (e) make recommendations to our Board of Directors with respect to incentive-compensation plans and equity-based plans; and (f) perform such other functions as our Board of Directors may from time to time assign. The Compensation and Stock Option Committee has a charter that details its duties and responsibilities, which was adopted by our Board of Directors on May 22, 2003. Currently, all Compensation and Stock Option Committee members are "independent" under NASDAQ listing standards. A copy of the Compensation and Stock Option Committee charter can be found on our website at www.joesjeans.com under our Investor Relations heading.

  Nominating and Governance Committee.    The Nominating and Governance Committee is currently comprised of Messrs. Hoffman, O'Riordan, and Savage. Mr. Hoffman serves as Chairman of the Nominating and Governance Committee. The Nominating and Governance Committee met a total of one time in fiscal 2007 and met prior to the filing of this proxy statement to propose the above slate of nominees for election to our Board of Directors by our common stockholders for this annual meeting.

  The principal responsibilities of the Nominating and Governance Committee are to (a) assist our Board of Directors in determining the desired experience, mix of skills and other qualities to assure appropriate Board of Directors composition, taking into account the current members and the specific needs of the company and the Board of Directors; (b) identify highly qualified individuals meeting those criteria to serve on our Board of Directors; (c) propose to our Board of

  Directors a slate of nominees for election by our common stockholders at the annual meeting of stockholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in our Board of Directors composition requirements; (d) develop plans regarding the size and composition of our Board of Directors and its committees; (e) review management succession plans; (f) review the Corporate Governance Guidelines of our Board of Directors at least annually and monitor and make recommendations with respect to the corporate governance principles applicable to the company; and (g) perform such other functions as the Board of Directors may from time to time assign to the Nominating and Governance Committee.

  The Nominating and Governance Committee has a charter that details its duties and responsibilities, which was adopted by our Board of Directors on May 22, 2003. Currently, all Nominating and Governance Committee members are "independent" under NASDAQ listing standards. There is no specific procedure outlined in the charter for the Nominating and Governance Committee to consider nominees to our Board of Directors that are recommended by our common stockholders, but such nominees will be considered in accordance with the principal responsibilities of the Nominating and Governance Committee, our bylaws and all applicable rules and regulations relating to such nominations by our common stockholders. Please see our "Questions and Answers" beginning on page two for deadlines to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors. The Nominating and Governance Committee has the responsibility for developing criteria for the selection of new directors and nominees for vacancies. The members of the Nominating and Governance Committee have the discretion to choose candidates that have the desired experience, mix of skills and other qualities to assure appropriate composition while taking into account the current members and the specific needs of our company and our Board of Directors. To date, no more specific criteria has been developed than that set forth in the charter. Furthermore, we have not had a common stockholder propose a nominee to our Board of Directors nor have we paid any third party a fee to assist us in the process of identifying or evaluating candidates for our Board of Directors. A copy of the Nominating and Governance Committee charter can be found on our website at www.joesjeans.com under our Investor Relations heading.

Q:
How are members of the Board of Directors compensated for their service?

A:
Historically, our non-employee members of our Board of Directors have been compensated for service through an equity grant. Our Board of Directors are not compensated in any other manner, however, they are reimbursed for travel and business expenses associated with attending our annual meeting if the Board of Director's schedule permits such attendance. Attendance in person is not required, but we try to accommodate schedules in planning the date. Consistent with its past practices, on October 15, 2007 and October 17, 2007, the Compensation Committee of the Board approved grants of restricted stock in the amount of 80,000 shares to each non-employee Director: Sam Furrow, Kent Savage, Tom O'Riordan, and Suhail Rizvi. The restricted stock vests on a monthly basis over the course of 12 months beginning November 15, 2007. In lieu of a restricted stock grant, Kelly Hoffman elected to be compensated through a cash retainer in the amount of $127,200 paid monthly over the twelve month period. This amount was determined based upon the peer group analysis and because the non-employee member of our Board of Directors had served from May 2006 to October 2007 (a period of 17 months) without any form of cash or other equity compensation.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Sam Furrow	$—	$127,200	$127,200
Kent Savage	—	127,200	127,200
Tom O'Riordan	—	127,200	127,200
Suhail Rizvi	—	127,200	127,200
Kelly Hoffman	127,200	—	127,200

	$127,200	$508,800	$636,000

(1)
Represents the total fair value of 80,000 shares of restricted common stock granted to our non-employee directors on October 15, 2007 to be recognized by us as an expense in accordance with SFAS 123R. The restricted common stock vests on a monthly basis over a 12 month period with the first tranche vesting on November 15, 2007.

  Members of our Board of Directors who are employees receive no additional compensation for service as members of our Board of Directors. Members of our Board of Directors who also serve on one or more committees of our Board of Directors do not receive any additional compensation for such service.

Q:
Has our Board of Directors adopted a code of ethics?

A:
Our Board of Directors adopted a Code of Business Conduct and Ethics for all of our directors, officers and employees on May 22, 2003. Our Code of Business Conduct and Ethics is available on our website at www.joesjeans.com or you may request a free copy of our Code of Business Conduct and Ethics from our Chief Compliance Officer at our corporate headquarters at the following address: 5901 South Eastern Avenue, Commerce, California 90040 or by calling (323) 837-3700. You may also find a copy of our Code of Business Conduct and Ethics filed as Exhibit 14 to our Annual Report on Form 10-K for the fiscal year ended November 29, 2003 filed with the SEC on February 28, 2004.

  To date, there have been no waivers under our Code of Business Conduct and Ethics. We intend to disclose any amendments to our Code of Business Conduct and Ethics and any waiver granted from a provision of such Code on a Current Report on Form 8-K filed with the SEC within four business days following such amendment or waiver or on our website at www.joesjeans.com within the same time frame. The information contained or connected to our website is not incorporated by reference into this proxy statement and should not be considered a part of this or any other report that we file or furnish to the SEC.

Q:
Does our Board of Directors have a process for our common stockholders to communicate with its members?

A:
At the present time, our Board of Directors has not adopted a formal policy to set forth a process by which our common stockholders may communicate with the members of the Board of Directors because any correspondence addressed to any member of the Board of Directors will be received, reviewed and forwarded to whom the correspondence is directed by the Corporate Secretary, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The office of the Corporate Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. The Board of Directors believes that not having a formal process to communicate with them does not make them less accessible to our common stockholders and any inquiries to date have been satisfactorily processed and communicated to the appropriate members. Each communication must contain a clear notation indicating that it is a "Stockholder—Board Communication" or "Stockholder—Director Communication," and each communication must identify the author as a stockholder.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Our Board of Directors has appointed Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for the fiscal year ending November 30, 2008, subject to ratification by our common stockholders at our annual meeting. Representatives of E&Y will be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Q:
What is the vote required to approve Proposal 2?

A:
The affirmative "FOR" vote of a majority of the shares present in person or represented by proxy at the annual meeting is required to ratify the selection of E&Y as our independent registered public accounting firm for the year ending November 30, 2008. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of E&Y.

Q:
How does the Board of Directors recommend I vote?

A:
Our Board of Directors unanimously recommends a vote "FOR" the ratification and approval of the selection of E&Y to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2008.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information as of September 22, 2008 concerning beneficial ownership of common stock held by (1) each person or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and nominees for election as a director, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. The information as to beneficial ownership has been furnished by our respective common stockholders, directors and executive officers, and, unless otherwise indicated, each of our common stockholders has sole voting and investment power with respect to the shares beneficially owned. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.

        Unless indicated below, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Pursuant to the rules of the SEC, certain shares of our common stock that a beneficial owner set forth in this table has a right to acquire within 60 days of the date hereof (pursuant to the exercise of options or warrants for the purchase of shares of common stock) are deemed to be outstanding for the purpose of computing the percentage ownership of that owner, but are not deemed outstanding for the purpose of computing percentage ownership of any other beneficial owner shown in the table. Percentages are calculated based on 59,826,974 shares outstanding as of September 22, 2008. The address for the officers and directors is our corporate office located at 5901 South Eastern Avenue, Commerce, California, 90040.

Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common Stock
Marc B. Crossman Chief Executive Officer, President and Director	1,947,864	(1)	3.18%
Hamish Sandhu Chief Financial Officer	103,887	(2)	*
Joseph M. Dahan Creative Director and Director	14,418,708	(3)	24.02%
Samuel J. (Sam) Furrow Chairman of Board of Directors	3,410,105	(4)	5.68%
Kelly Hoffman Director	50,000	(5)	*
Tom O'Riordan Director	155,000	(6)	*
Suhail R. Rizvi Director	267,692	(7)	*
Kent Savage Director	285,250	(8)	*
BSS-Joe's Investors, LLC and Barry S. Sternlicht 591 West Putnam Avenue Greenwich, Connecticut 06830	5,482,325	(9)	9.13%
Windsong DB, LLC 1599 Post Road East Westport, Connecticut 06880	5,540,925	(10)	9.23%
All directors and executive officers, as a group (8 persons)	20,638,506	(1)(2)(3)(4) (5)(6)(7)(8)	33.11%

*
Represents beneficial ownership of less than 1%.

(1)
Includes (i) 404,349 shares held for Mr. Crossman's personal account including 235,849 shares of restricted common stock which vest ratably as follows: one-third on October 15, 2008; one-third on October 15, 2009; and one-third on October 15, 2010; (ii) 50,000 shares held for the accounts in trust for Mr. Crossman's minor children, which Mr. Crossman's father is the trustee; and (ii) 1,493,515 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Crossman's personal account. Mr. Crossman disclaims beneficial ownership of shares held for the accounts in trust for his minor children.

(2)
Includes (i) 16,387 shares held for Mr. Sandhu's personal account; and (ii) 87,500 shares of restricted common stock units held for Mr. Sandhu's personal account which shall vest and be issued ratably every six months beginning on June 18, 2008 until the shares are fully vested on December 18, 2012. On June 18, 2008, 12,500 shares of the original grant of 100,000 restricted common stock units vested and 4,213 shares were withheld to pay Mr. Sandhu's minimum tax withholding obligations. As a result, Mr. Sandhu was issued 8,287 shares of common stock net of shares withheld for payment of the tax withholding obligations which are included in (i) above.

(3)
Includes (i) 14,218,708 shares held for the personal account of Mr. Dahan; and (ii) 200,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Dahan's personal account. Mr. Dahan pledged under a security and pledge agreement 600,000 shares held in his personal account.

(4)
Includes (i) 3,173,598 shares held for the personal account of Mr. Furrow including 80,000 shares of restricted common stock which vest ratably over a twelve month period on the 15th day of each month until the shares are fully vested on October 15, 2008; (ii) 15,300 shares held for the account of Mr. Furrow's spouse; and (iii) 221,207 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Furrow's personal account. Mr. Furrow disclaims beneficial ownership of shares held for the account of his spouse. Mr. Furrow has pledged under the terms of certain term loan agreements and lines of credit an aggregate of 3,083,598 shares of his common stock held in his personal account.

(5)
Includes 50,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Hoffman's personal account.

(6)
Includes (i) 80,000 shares held for the personal account of Mr. O'Riordan including shares of restricted common stock including 80,000 shares of restricted common stock which vest ratably over a twelve month period on the 15th day of each month until the shares are fully vested on October 15, 2008; and (ii) 75,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. O'Riordan's personal account.

(7)
Includes (i) 80,000 shares held for the personal account of Mr. Rizvi, including shares of restricted common stock including 80,000 shares of restricted common stock which vest ratably over a twelve month period on the 15th day of each month until the shares are fully vested on October 15, 2008; (ii) 10,000 shares held for the account of R-2 Group Holdings LLC, a limited liability company which Mr. Rizvi serves as managing member; and (iii) 177,692 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Rizvi's personal account. Mr. Rizvi disclaims beneficial ownership of such shares held for the account of R-2 Group Holdings LLC except to the extent of his pecuniary interest in such shares.

(8)
Includes (i) 80,000 shares held for the personal account of Mr. Savage including shares of restricted common stock including 80,000 shares of restricted common stock which vest ratably over a twelve month period on the 15th day of each month until the shares are fully vested on October 15, 2008; (ii) 10,250 shares held for the account of Savage Interests LP, a limited partnership which Mr. Savage and his spouse are limited partners; and (iii) 195,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Savage's personal account. Mr. Savage disclaims beneficial ownership of such shares held for the account of Savage Interests LP except to the extent of his pecuniary interest in such shares.

(9)
Includes (i) 5,242,325 shares held for the account of BSS-Joe's Investors, LLC, an entity which Barry S. Sternlicht holds the majority of the membership interests; and (ii) a warrant to purchase up to 240,000 shares of common stock at an exercise price of $1.36 per share. Barry S. Sternlicht, as holder of the majority of the membership interest, has sole voting or investment control over these shares. This information is based upon a Schedule 13D/A filed with the SEC on July 10, 2007.

(10)
Includes (i) 5,242,325 shares held for the account of Windsong, DB, LLC, an entity which William Sweedler holds the majority of the membership interests and 58,600 shares of common stock held personally by William Sweedler; and (ii) a warrant to purchase up to 240,000 shares of common stock at an exercise price of $1.36 per share. William Sweedler, as holder of the majority of the membership interest, has sole voting or investment control over these shares. This information is based upon a Schedule 13D/A filed with the SEC on July 10, 2007 and July 11, 2007.

 EXECUTIVE OFFICERS

Executive Officers

        Our executive officers and age and position as of September 22, 2008 are as follows:

Name	Age	Position
Marc B. Crossman	36	Chief Executive Officer, President and Director
Hamish Sandhu	45	Chief Financial Officer
Joe Dahan	40	Creative Director

        Marc B. Crossman has served as our Chief Executive Officer since January 2006, our President since September 2004 and a member of our Board of Directors since January 1999. From March 2003 until August 2007, Mr. Crossman also served as our Chief Financial Officer. From January 1999 until March 2003, Mr. Crossman served as a Vice President and Equity Analyst with J.P. Morgan Securities Inc., New York City, New York. From September 1997 until January 1999, Mr. Crossman served as a Vice President and Equity Analyst with CIBC Oppenheimer Corporation. Mr. Crossman received his B.S. degree in Mathematics from Vanderbilt University.

        Hamish Sandhu has served as our Chief Financial Officer since August 2007. From January 2006 until August 2007, Mr. Sandhu was Chief Financial Officer of California Tan, Inc., a consumer products company manufacturing and marketing lotion and equipment to the indoor tanning industry. From September 2001 until December 2005, Mr. Sandhu was Chief Financial Officer of Ancra International LLC, a manufacturer of aircraft cargo systems and trucking restraint products. Mr. Sandhu began his career at Deloitte & Touche LLP. Prior to that, Mr. Sandhu held various Chief Financial and Corporate Controller positions at other manufacturing and distribution based companies. Mr. Sandhu has a B.A. degree in Economics and Accounting from Australian National University and holds a Certified Public Accountant's license.

        Joe Dahan has served as the president and head designer for our Joe's Jeans Subsidiary, Inc. since its formation in February 2001 and as our Creative Director and member of our Board of Directors since October 2007. Mr. Dahan is responsible for the design, development and marketing of Joe's products. From 1996 until 2001, Mr. Dahan was the head designer for Azteca Production International, Inc., or Azteca, where he was responsible for the design, development and merchandising of product lines developed by Azteca. Azteca, which is owned by two of our stockholders, is one of the world's largest manufacturers of denim related products. From 1989 until 1996, Mr. Dahan was engaged in the design and development of apparel products for a company of which he was an owner and operator.

Other Significant Employees

        Elena Pickett (age 45) has served as our Senior Vice President of Sales since September 2005. From 2000 to 2005, Ms. Pickett served as the Director of Sales for wholesale apparel sales for Lucky Brand Jeans®, a division of Liz Claiborne Inc. From 1995 to 2000, Ms. Pickett served as the Sales Manager for the West Coast region for Just For Wraps, a junior apparel company based in Los Angeles. Prior to that, Ms. Pickett also held various sales positions at Pepe Clothing including West Coast Sales Manager for women's denim.

Director Compensation

        Historically, our non-employee Directors have been compensated for service through an equity grant. Our Directors are not compensated in any other manner, however, they are reimbursed for travel and business expenses associated with attending our annual meeting if the Director's schedule permits such attendance. Attendance in person is not required, but we try to accommodate schedules in planning the date. In fiscal 2007, all directors, except Mr. Hoffman, attended our annual meeting in person. Consistent with its past practices, on October 15, 2007 and October 17, 2007, the Compensation Committee of the Board approved grants of restricted stock in the amount of 80,000 shares to each non-employee Director: Sam Furrow, Kent Savage, Tom O'Riordan, and Suhail Rizvi. The restricted stock vests on a monthly basis over the course of 12 months beginning November 15, 2007. In lieu of a restricted stock grant, Kelly Hoffman elected to be compensated through a cash retainer in the amount of $127,200 paid monthly over the next twelve months which is equivalent to the value of the restricted stock awards. This amount was determined based upon the peer group analysis and because the non-employee Directors had served from May 2006 to October 2007 (a period of 17 months) without any form of cash or other equity compensation.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Sam Furrow	$—	$127,200	$127,200
Kent Savage	—	127,200	127,200
Tom O'Riordan	—	127,200	127,200
Suhail Rizvi	—	127,200	127,200
Kelly Hoffman	127,200	—	127,200

	$127,200	$508,800	$636,000

(1)
Represents the total fair value of 80,000 shares of restricted common stock granted to our non-employee directors on October 15, 2007 to be recognized by us as an expense in accordance with SFAS 123R. The restricted common stock vests on a monthly basis over a 12 month period with the first tranche vesting on November 15, 2007.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2007, the Compensation and Stock Option Committee of our Board of Directors, or Compensation Committee, was comprised of Messrs. Savage, Hoffman, O'Riordan and Rizvi. The Compensation Committee is responsible for determining the salaries and incentive compensation of our executive officers and for providing recommendations for the salaries and incentive compensation of all other employees and consultants. The Compensation Committee also administers our benefit plans, including the 2004 Stock Incentive Plan. Mr. Savage serves as Chairman of the Compensation Committee. None of our past or current members of the Compensation Committee has served as an executive officer or employee of us or any of our subsidiaries. One member of our Compensation Committee, Mr. Rizvi, entered into a transaction with us to sublease, at our current market rate, certain previously leased office space for an entity that he owns. See "Related Parties—9000 Sunset Office Space Sublease" for a further discussion of this transaction.

Compensation Discussion and Analysis

        This discussion and analysis will focus on the following: (1) the objectives of the executive compensation policies and practices, (2) the objectives that the compensation program is designed to reward; (3) each element of compensation, (4) the rationale for each element of compensation, (5) the methodologies utilized by us in determining the amounts to pay for each element, and (6) how an element of compensation and our rationale for each element fit together within our overall compensation objectives. This discussion relates to our Principal Executive Officer, Principal Financial Officer, and our Creative Director, or collectively, our Named Executive Officers.

Compensation Philosophy

        Our executive compensation program is designed to provide proper incentive to management to maximize performance in order to encourage creation of stockholder value and achievement of strategic corporate objectives, attract and retain qualified, skilled and dedicated executives on a long-term basis, reward past performance and provide incentives for future performance.

        In keeping with these objectives, our goal is to (1) align the interests of the executive officers with the interests of our stockholders, (2) ensure the long-term commitment of our management team, and (3) ensure accountability for both our overall performance and the individual's performance and contribution.

        In setting the level of cash and equity compensation, the Compensation Committee of our Board of Directors considers various factors, including our overall performance and the individual's performance during the year, the uniqueness and relative performance of the executive's skill set, the expected future contribution to us and competitive conditions.

Elements of Compensation

        Our compensation structure for our Named Executive Officers consists of a combination of (1) base salary, (2) long-term incentive awards (equity awards), (3) company paid benefits, and (4) discretionary bonuses. The Compensation Committee also takes into account certain change in control provisions available to our Named Executive Officers.

        Our Creative Director, Joe Dahan, was our only Named Executive Officer with an employment agreement in fiscal 2007. The employment agreement was entered into with him in connection with the completion of the merger by and among, us, our Joe's Jeans Subsidiary Inc., or Joe's Subsidiary, and JD Holdings, Inc., or JD Holdings.

        During fiscal 2007, both Mr. Crossman and Mr. Sandhu were at-will employees. Mr. Sandhu was given an employment offer letter in connection with his offer of employment as our Chief Financial Officer in August 2007. On May 30, 2008, we entered into an employment agreement with Mr. Crossman for his continued employment with us. The Compensation Committee believed that an employment agreement was an important part to ensure Mr. Crossman's long-term commitment to us.

Engagement of Compensation Consultant

        In September 2007, our Compensation Committee engaged a compensation consultant, Mercer Human Resources Consulting, to serve as an independent advisor to the Compensation Committee to conduct a review of the compensation for our Chief Executive Officer and non-employee Directors, examine the pay level and practices of a group of peer companies similar in terms of size and industry, highlight trends in such compensation and provide recommendations regarding our practices. Mercer prepared for our Compensation Committee a competitive analysis of compensation utilizing comparable company compensation data, including size and industry appropriate survey data and advice around short and long-term incentive programs. The information prepared by Mercer provided the Compensation Committee with data to allow them to evaluate and determine an appropriate amount for a bonus and equity award grant for our Chief Executive Officer for fiscal 2007 and compensation for non-employee directors. More particularly, this information provided the basis for discussion of compensation for fiscal 2008 for our Chief Executive Officer.

        The peer companies selected for comparison purposes included other apparel, footwear and accessories companies of a comparable size with publicly available information. The companies in the peer group were as follows:

  •
  True Religion
  •
  Cutter & Buck
  •
  Lacrosse Footwear
  •
  Iconix Brand Group
  •
  Everlast Worldwide
  •
  Sport-Haley
  •
  Chaus
  •
  Cygne Designs
  •
  Isaacs IC & Co.
  •
  Nitches
  •
  Cherokee
  •
  People's Liberation

        The information presented included data for the 75th percentile, 50th percentile, and 25th percentile. Our Compensation Committee determined that based upon the data presented, the total direct compensation for our Chief Executive Officer in prior years was just below the 25th percentile due to a lack of cash bonus opportunity. Thus, the Compensation Committee believed that a cash bonus would be an important element of compensation for fiscal 2007 and beyond for our Chief Executive Officer.

Base Salary

        Our Compensation Committee reviews base salary for Chief Executive Officer on an annual basis, and for fiscal 2007 considered the recommendation by the Chief Executive Officer for the other Named Executive Officers other than the Chief Executive Officer. In fiscal 2007, our Chief Executive Officer's base salary was the same as his base salary for the prior year. The Compensation Committee utilized the data from Mercer as a basis for the discussion of our Chief Executive Officer's salary for fiscal 2008.

Bonuses

        Historically, the Compensation Committee has not granted a bonus to our Chief Executive Officer. As a result of the lack of bonus opportunity in prior years and recognizing the importance of this element of compensation, for fiscal 2007, the Compensation Committee elected to grant Mr. Crossman a discretionary bonus in the amount of $300,000, $150,000 of which was payable on or before the end of our 2007 fiscal year and $150,000 to be paid in connection with the execution of an employment agreement in fiscal 2008. Factors that the Compensation Committee considered in determining this bonus amount included Mr. Crossman's performance over the past fiscal year along with our financial and strategic performance, which included successfully selling the assets from our other business segments and focusing our resources on our Joe's® brand, completing the merger to acquire the Joe's® assets, regaining compliance with Nasdaq listing standards, and competitive considerations, including the market data indicating that bonus opportunity is an important element in cash compensation for a Chief Executive Officer. This cash bonus was the first cash bonus paid to Mr. Crossman since he commenced employment in March 2003.

Long-Term Incentive Compensation

        Our Compensation Committee administers our 2004 Stock Incentive Plan and believes that the long-term commitment of our employees, including our Named Executive Officers, is an important factor in our future performance. The primary element used to promote the long-term performance and commitment of our Named Executive Officers is long-term incentive compensation through grants of stock options and restricted stock. In fiscal 2007, the Compensation Committee shifted from its past practice of granting options to purchase shares of our common stock to granting restricted common stock. This decision to change past practices was in part due to fluctuations in the market price of our common stock and the decision to re-price out-of-the-money incentive stock options in fiscal 2006 as part of a retention incentive. The Compensation Committee believes that equity grants with time-based vesting restrictions aid in retention and better align the interests of our Named Executive Officers with those of our stockholders. Further, the equity grants motivate our Named Executive Officers to make long-term decisions that are in our best interest and to provide incentive to maximize stockholder value.

        We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by us and generally, we have made annual equity grants to our Chief Executive Officer and non-employee directors in connection with our annual meeting of stockholders.

        We believe that providing Named Executive Officers who have responsibility for our management and growth with an opportunity to increase their stock ownership aligns the interests of the executive officers with those of our stockholders. Accordingly, the Compensation Committee also considers equity grants to be an important aspect in compensating and providing incentives to management and employees. The Compensation Committee determines the number of shares for each stock incentive grant based upon the executive officer's role and responsibilities, the executive officer's base salary, the recommendation of our Chief Executive Officer of the job performance of the individual. For the equity grants to our Chief Executive Officer and our non-employee directors, the Compensation Committee also utilized the data presented and compared with comparable awards to individuals in similar positions in our industry.

Benefits

        Benefits offered to our Named Executive Officers are substantially the same as those offered to all our regular employees and generally include medical insurance, dental insurance, 401(k) plan, disability insurance, life insurance and flexible spending account. For our Named Executive Officers, we pay all premiums associated with such benefits as described in the footnote 6 to the Summary Compensation Table.

Change in Control Provisions

        Our Creative Director and our Chief Financial Officer have change in control provisions in each person's employment agreement and employment offer letter, respectively. These provisions provide these Named Executive Officers with certain compensation arrangements in the event that a change in control occurs. In addition, our 2004 Stock Incentive Plan contains a change in control provision which provides for the immediate vesting in full of all grants or lapse of all restrictions for all grantees, including our Named Executive Officers, in the event a change in control occurs.

        Mr. Crossman's employment agreement entered into in May 2008 contains a change in control provision that provides him with certain severance payments and benefits, including an amount equal to 24 months of his prior year's base salary and bonus in the event his employment is terminated by us within 18 months following a change in control and without cause, or terminated by Mr. Crossman within 18 months following a change in control and for good reason.

Relationship Between Elements and Objectives

        In determining the total amount and mixture of the compensation package for our Chief Executive Officer, our Compensation Committee subjectively considers individual performance, including past and expected contributions, overall performance of the company as a whole, long-term goals and such other factors as our Compensation Committee determines appropriate. The use of both cash compensation (salary and bonus) and long-term compensation (equity awards) achieves the objectives of attracting, motivating and retaining our Chief Executive Officer, other Named Executive Officers and employees. Long-term compensation realized through the use of equity awards achieves the objectives of aligning management's interests with stockholders' interests and ensuring the long-term commitment of the management team. For fiscal 2007, our Compensation Committee determined that for our Chief Executive Officer the total cash compensation should be higher than the 25th percentile for our peer group and elected to provide him with a bonus. For fiscal 2008, the Compensation Committee considered, evaluated and discussed the data presented to provide the basis for its discussion and decision regarding compensation.

Executive Management's Involvement in Compensation Policies

        Our Compensation Committee determines the compensation of our Chief Executive Officer and directors and reviewed and approved our compensation of our Creative Director and Chief Financial Officer based upon the recommendation from our Chief Executive Officer regarding expected contributions, long term goals and other factors appropriate to the respective positions. Our Compensation Committee approves all grants of equity compensation, including the pool for non-officer employees. All equity compensation grants to persons other than the Board of Directors or our Chief Executive Officer are approved based upon a recommendation from our Chief Executive Officer.

Tax Considerations

        We generally intend to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. None of the non-exempt compensation we paid to any of our Named Executive Officers for 2007 exceeded the $1 million limit.

Accounting for Stock-Based Compensation

        We account for stock-based payments, including restricted stock awards, in accordance with the requirements of SFAS No. 123R, "Share-Based Payment, or SFAS No. 123R. Under this accounting pronouncement, we must value all stock-based compensation granted to employees and directors under the fair value method and expense those amounts in the income statement over the award's vesting period.

Executive Officer Compensation

        The following table provides certain summary information concerning the compensation earned by our Named Executive Officers in the position of the Principal Executive Officer, Principal Financial

Officer, and Creative Director for services rendered in all capacities to us for the fiscal year ended November 30, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Option Awards		All Other Compensation(6)	Total
Marc Crossman Chief Executive Officer and President	2007	$375,001		$150,000	(1)	$375,000	(2)	$—		$72,838	$972,839
Hamish Sandhu Chief Financial Officer	2007	51,250	(3)	—		—		123,000	(4)	131	174,381
Joseph Dahan Creative Director	2007	104,011	(5)	—		—		—		34,993	139,004

(1)
Reflects portion of Mr. Crossman's bonus approved and paid in fiscal 2007. The remaining amount of $150,000 previously approved bonus by the Compensation Committee is expected to be paid in connection with the execution of an employment letter agreement during the second quarter of fiscal 2008.

(2)
Represents the total fair value of the restricted common stock grant to Mr. Crossman on October 15, 2007 to be recognized by us as an expense in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), or SFAS 123R, in connection with the grant. The restricted common stock vests as follows: one-third of the shares vest on October 15, 2008, one-third of the shares vest on October 15, 2009, and one-third of the shares vest on October 15, 2010.

(3)
Mr. Sandhu commenced employment with us on August 27, 2007 as our Chief Financial Officer.

(4)
Represents the total fair value of the stock option award to be recognized by us as an expense in accordance with SFAS 123R in connection with the award. On December 18, 2007, Mr. Sandhu elected to forfeit and cancel his stock option award in exchange for a grant of 100,000 restricted common stock units on the same terms and conditions granted to other non-officer employees. The restricted common stock units are scheduled to vest every six months over a four year period.

(5)
Mr. Dahan was appointed Creative Director on October 25, 2007 and previously served as an employee and president of our Joe's Subsidiary. This amount represents the full compensation paid to him in connection with his employment for fiscal 2007.

(6)
The following table details the components of this column.

Name and Principal Position	Year	Company Paid Health Insurance(a)	Unused Vacation Payout(b)	401(k) Match	Total
Marc Crossman	2007	$21,147	$45,371	$6,321	$72,838
Hamish Sandhu	2007	$131	—	—	$131
Joseph Dahan	2007	$30,378	$4,615	—	$34,993

(a)
This amount represents health insurance premiums paid on behalf of the Named Executive Officer in excess of health insurance premiums paid for other employees.

(b)
This amount represents a pay out for earned but unused vacation at the Named Executive Officers daily rate. In accordance with our employee handbook, all regular full-time employees are eligible to be paid out for earned but unused vacation at the end of each fiscal year.

Grants of Plan-Based Awards

        The following table sets forth information regarding grants of our awards pursuant to our 2004 Stock Incentive Plan to our Named Executive Officers during our fiscal year ended November 30, 2007:

		Estimated Future Payouts Under Equity Incentive Plan Awards
					Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Marc Crossman(1)	15-Oct-07		235,849		—	$375,000
Hamish Sandhu(2)	27-Aug-07		100,000		$1.92	—

(1)
On October 15, 2007, Mr. Crossman was granted 235,849 shares of restricted common stock that vest as follows: one-third of the shares vest on October 15, 2008, one-third of the shares vest on October 15, 2009, and one-third of the shares vest on October 15, 2010. These shares of restricted common stock are subject to time-based vesting requirements that automatically vests provided Mr. Crossman is employed by us on such date. There are no other requirements or performance targets that must be met in order for such shares to vest.

(2)
On August 27, 2007, Mr. Sandhu was granted options to purchase up to 100,000 shares of our common stock at an exercise price of $1.92, the closing price of our common stock on the date of grant. This stock option was subject to a time-based vesting requirement and vested automatically on a monthly basis over a two year period provided that Mr. Sandhu was employed by us on the vesting date. On December 18, 2007, Mr. Sandhu elected to forfeit and cancel his stock option award in exchange for a grant of 100,000 restricted common stock units on the same terms and conditions granted to other non-officer employees. The restricted common stock units are subject to a time-based vesting requirement and are scheduled to vest every six months over a four year period provided that Mr. Sandhu continues to be employed on such vesting date. There are no other requirements or performance targets that must be met in order for such grant to vest. On June 18, 2008, 12,500 shares of the restricted common stock units vested and were issued to Mr. Sandhu net of shares withheld to satisfy his minimum tax withholding obligation.

Outstanding Equity Award at Fiscal Year-End

        The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers during our fiscal year ended November 30, 2007:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Marc Crossman							235,849	$375,000	235,849	$271,226
	25,641			$0.39	13-Dec-10
	10,000			$1.00	17-Apr-12
	200,000			$1.63	3-Sep-14
	250,000			$1.02	13-Jun-15
	1,000,000			$1.02	23-May-13
Hamish Sandhu	12,500	87,500	87,500	$1.92	26-Aug-17	(1)
Joseph Dahan	200,000			$1.02	4-Aug-15

(1)
On December 18, 2007, Mr. Sandhu elected to forfeit and cancel his stock option award in exchange for a grant of 100,000 restricted common stock units on the same terms and conditions granted to other non-officer employees. The restricted common stock units are scheduled to vest every six months over a four year period.

Option Exercises and Stock Vested

        There were no option exercises or restricted stock that vested by our Named Executive Officers in our fiscal year ended November 30, 2007.

Pension Benefits

        We do not provide any pension benefits to any of our Named Executive Officers or employees.

Nonqualified Deferred Compensation

        We do not provide any non-qualified deferred compensation to any of our Named Executive Officers or employees.

Employment Contracts and Termination of Employment and Change in Control Arrangements

  Joseph M. Dahan

        In connection with the completion of a merger between us, our Joe's Subsidiary and JD Holdings, Mr. Dahan's employment agreement automatically became effective for service as our Creative Director.

        Under the employment agreement, the initial term of employment is five years with automatic renewals for successive one year periods thereafter, unless terminated earlier. Mr. Dahan is entitled to an annual salary of $300,000 and other discretionary benefits that the Compensation Committee of the Board of Directors may deem appropriate in its sole and absolute discretion.

        Under the terms of the employment agreement, we may terminate Mr. Dahan for Cause or if he becomes Disabled. "Cause" is defined as (i) a conviction, plea of guilty or nolo contendere to a felony or a crime of moral turpitude; (ii) a material breach of any provision of the employment agreement that is not cured within 45 days of receipt of written notice of such breach; (iii) the solicitation, persuasion or attempt at persuasion for any employee, consultant, contractor, customer or potential customer to engage in an act prohibited by the employment agreement; or (iv) a violation of any of our policies in our handbook or code of ethics and such violation constitutes a breach of the Code of Ethics or warrants termination. "Disability" is defined as inability to perform duties for 180 consecutive days or shorter periods aggregating 270 days during any 12 month period. Should we terminate Mr. Dahan's employment for Cause or Disability, we would only be required to pay him through the date of termination. We may terminate Mr. Dahan's employment without Cause at any time upon two weeks notice, provided that we pay him the present value of the annual salary amounts otherwise due to him for the remainder of the initial term of employment or any renewal term. Mr. Dahan may terminate his employment for Good Reason at any time within 30 days written notice. "Good Reason" is defined as (i) a material breach of the employment agreement by us that is not cured within 30 days of written notice; or (ii) Mr. Dahan's decision to terminate employment at any time after 18 months following a Change in Control. A "Change in Control" is defined as (i) the sale or disposal of all or substantially all of the assets; (ii) the merger or consolidation with another company provided that our stockholders as a group no longer own at least 50 percent of the voting power of the surviving corporation; (iii) any person or entity becoming the beneficial owner of 50 percent or more of our combined voting power; or (iv) the approval by our stockholders to liquidate or dissolve. In the event that Mr. Dahan terminates his employment for Good Reason, then he will be entitled to the present value of the annual salary amounts otherwise due to him for the remainder of the initial term of employment or any renewal term. Further, Mr. Dahan may terminate his employment for any reason upon ten business days' notice and only be entitled to his salary as of the date of termination on a pro rata basis.

        The employment agreement contains customary terms and conditions related to confidentiality of information, ownership by us of all intellectual property, including future designs and trademarks, alternative dispute resolution and Mr. Dahan's duties and responsibilities to us as Creative Director.

  Hamish Sandhu

        In connection with Mr. Sandhu's appointment as CFO, we entered into a written offer letter whereby Mr. Sandhu agreed to serve as our CFO. Under the terms of the offer letter, Mr. Sandhu's annual base salary is $205,000. In addition, Mr. Sandhu received a grant on August 27, 2007, pursuant to our 2004 Stock Incentive Plan, to purchase up to 100,000 shares of our common stock at an exercise price equal to the closing price of our common stock on that date. The option has a term of 10 years, vests in equal monthly installments over the next 24 months and first became exercisable on September 27, 2007. We also agreed to pay the full cost of participation in our health insurance plan for Mr. Sandhu and his family. Mr. Sandhu will also be entitled to six months of his monthly base salary as a severance payment in the event that a Change in Control occurs during the four years following August 27, 2007 and his employment is subsequently terminated. For purposes of the offer letter, a "Change in Control" shall be deemed to have occurred upon the closing of a transaction which: (i) we sell or otherwise dispose of all or substantially all of our assets; or (ii) there is a merger or consolidation of us with any other corporation or corporations, provided that our shareholders, as a group, do not hold, immediately after such event, at least 50 percent of the voting power of the surviving or successor corporation. Notwithstanding anything to the contrary, Mr. Sandhu is an employee at-will and has not entered into an employment agreement with us.

        On December 18, 2007, we entered into a Restricted Stock Unit Agreement, or RSU Award whereby we granted Mr. Sandhu an award of restricted stock units representing the right to receive 100,000 shares of our common stock, or the Restricted Stock Units, pursuant to the 2004 Stock Incentive Plan. The Restricted Stock Units are scheduled to vest every six months over a four year period. In conjunction with this award, Mr. Sandhu agreed to terminate his employee stock option to purchase 100,000 shares of our common stock granted pursuant to the 2004 Stock Incentive Plan on

August 27, 2007. Mr. Sandhu agreed to forfeit the 100,000 shares he was entitled to acquire under the terms of the stock option, which was scheduled to vest on a monthly basis over a two year period.

  Marc Crossman

        On May 30, 2008, we entered into an Executive Employment Agreement with Mr. Crossman to serve as our President and Chief Executive Officer, or the Crossman Employment Agreement. Mr. Crossman has been serving as our President since September 2004 and as Chief Executive Officer since January 2006 under an employment at-will arrangement. In connection with the execution of the Crossman Employment Agreement, Mr. Crossman received the second payment of his bonus for fiscal 2007 in the amount of $150,000.00, as described above.

        Under the terms of the Crossman Employment Agreement, Mr. Crossman receives an annual salary of $429,300 and is entitled to receive other cash and non-cash compensation, including an annual discretionary bonus targeted at 50% of his base salary based upon the achievement of financial and other performance criteria as set forth in the Crossman Employment Agreement, an annual grant of equity compensation pursuant to the 2004 Stock Incentive Plan, and life and disability insurance policies paid on his behalf. The Crossman Employment Agreement is effective as of December 1, 2007, the commencement of our 2008 fiscal year, and has an initial term of two years. The Crossman Employment Agreement automatically renews for additional two year periods if neither us nor Mr. Crossman provide 180 days' advanced notice of non-renewal prior to the end of the term or upon the occurrence of a change in control.

        In the event that Mr. Crossman's employment is terminated by us other than for cause, terminated by Mr. Crossman for good reason, terminated by us within 18 months following a change in control and without cause, or terminated by Mr. Crossman within 18 months following a change in control and for good reason, Mr. Crossman will be entitled to certain severance payments and benefits, including an amount equal to 24 months of his prior year's base salary and bonus in exchange for his execution of a release of claims. Mr. Crossman will not be entitled to severance benefits if he dies during the term of his employment, he is terminated for cause or due to disability, he terminates his employment for a reason other than a good reason, or revokes his agreement to release us from any and all claims related to his employment.

        Mr. Crossman is subject to confidentiality, non-solicitation and non-competition restrictions during the term of his employment and is subject to the confidentiality and non-solicitation provisions for a period of two years following termination of his employment.

  2004 Stock Incentive Plan, Restricted Stock Agreement and Restricted Stock Unit Awards

        Under the terms of the 2004 Stock Incentive Plan, all unvested awards accelerate and immediately vest upon the occurrence of a Change in Control for all grantees. Further, Mr. Crossman's Restricted Stock Agreement and each RSU Award contains certain provisions regarding the terms and conditions of the grant. Each vests upon the earliest to occur of the participant's death, Disability, or separation from service by us without Just Cause (as defined below). Death and Disability are defined in the Plan. Upon a separation from service for any other reason (including, without limitation, termination by us for Just Cause or by participant for any reason) prior to the date that participant becomes 100 percent vested in the award, the unvested units or shares are forfeited immediately. Under the award agreements, "Just Cause" means (a) a conviction for, or a plea of guilty or nolo contendere to, a felony or any other crime which involves fraud, dishonesty or moral turpitude, or (b) a material breach of any written employment policies or rules, including the our Code of Business Conduct and Ethics.

Potential Payments Upon Termination or Change in Control

        The following table reflects the amounts that would be paid if a change in control or other termination event occurred on November 30, 2007 and our stock price per share was the closing market price as of that date. The closing market price of our common stock on November 30, 2007 was $1.15.

Termination Scenario (11/30/07)	Marc Crossman	Hamish Sandhu	Joseph Dahan
Without Cause or for Good Reason(1) (within 18 months of Change in Control)
Severance pay(a)	$—	$—	$1,470,443
Health benefits continuation(b)	—	—	30,378
Unexercised options	—	—	—
Unvested restricted stock	—	—	—

Total	$—	$—	$1,500,821
Without Cause or for Good Reason(1) (no Change in Control)
Severance pay(a)	$—	$—	$1,470,443
Health benefits continuation(b)	—	—	30,378
Unvested options	—	—	—
Unvested restricted stock	—	—	—

Total	$—	$—	$1,500,821
Change in Control
Severance pay(2)	$—	$102,500	$—
Unvested options(3)	—	100,625	—
Unvested restricted stock(3)	271,226	—	—

Total	$271,226	$203,125	$—
Without Cause, Death or Disability
Unvested restricted stock(3)	$271,226	$—	$—

Total	$271,226	$—	$—

(1)
See "Employment Contracts and Termination of Employment and Change in Control Arrangements—Joseph M. Dahan" for a further discussion of the terms under which such benefits would be payable for Mr. Dahan.

(a)
Represents the amount of salary at Mr. Dahan's current rate of $300,000 that would have been paid pursuant to his employment agreement from November 30, 2007 until October 25, 2012.

(b)
Represents the anticipated cost of health insurance benefits for a period of one year following termination based upon amounts paid in fiscal 2007 for Mr. Dahan.

(2)
See "Employment Contracts and Termination of Employment and Change in Control Arrangements—Hamish Sandhu" for a further discussion of the terms under which such benefits would be payable for Mr. Sandhu. Represents the amount of salary at Mr. Sandhu's current rate of $205,000 that would have been paid pursuant to his employment offer letter from November 30, 2007 until May 31, 2008. This amount represents six months of Mr. Sandhu's base salary that would be paid in the event of a change in control and subsequent termination of employment.

(3)
See "Employment Contracts and Termination of Employment and Change in Control Arrangements—2004 Stock Incentive Plan, Restricted Stock Agreement and Restricted Stock Unit Awards." Represents the fair market value of the acceleration of vesting of all outstanding awards pursuant to the 2004 Stock Incentive Plan and applicable agreements based upon the closing market price of our common stock on November 30, 2007 at $1.15. On December 18, 2007, Mr. Sandhu forfeited these options in exchange for a grant of RSUs pursuant to the 2004 Stock Incentive Plan.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

        Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for our 2008 Annual Meeting of Stockholders.

                      Respectfully Submitted by the Compensation Committee of the Board of Directors,

                      Kent Savage (Chairman)
                      Kelly Hoffman
                      Tom O'Riordan
                      Suhail Rizvi

REPORT OF THE AUDIT COMMITTEE

        In accordance with the written charter of the Audit Committee, which was adopted by our Board of Directors on May 22, 2003, the Audit Committee assists the Board of Directors in oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. In addition, the Audit Committee recommends to the full Board of Directors the selection of the independent auditors.

        Currently, all Audit Committee members are "independent" under NASDAQ listing standards and as such term is defined in the rules and regulations of the SEC and Mr. Rizvi has also been designated to be an "audit committee financial expert" as such term is defined in the rules and regulations of the SEC.

        In performing its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended November 30, 2007 with management and our independent auditors. The Audit Committee also discussed with our independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees" as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

        The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and us that might bear on the independent auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself that the non-audit services provided by the independent accountants are compatible with maintaining their independence.

        Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007 for filing with the SEC.

The Audit Committee:

  Suhail R. Rizvi, Chairman of the Audit Committee
  Kelly Hoffman
  Tom O'Riordan

        Our Audit Committee charter provides that that all transactions between us and persons or entities affiliated with our officers, directors or principal common stockholders must be approved by our Audit Committee. We believe that this policy requiring that any material transaction between us and such related parties be approved by our Audit Committee ensures that such transactions are on terms no less favorable to us than reasonably could have been obtained in arms' length transactions with independent third parties.

RELATED PARTY TRANSACTIONS

Former Related Parties

Commerce Investment Group and affiliates

        Historically, we have had a strategic relationship with certain of our stockholders, Hubert Guez, Paul Guez and their affiliated companies, including Azteca, AZT International de CV, or AZT, and Commerce Investment Group LLC, or Commerce. By virtue of this relationship, we have entered into the following agreements, at various times, with Hubert Guez, Paul Guez and their affiliated companies, Azteca, AZT and Commerce, entities in which Hubert Guez and Paul Guez have controlling interests. These entities are no longer related parties as they are not officers, directors or greater than five percent stockholders nor do they have the ability to control us, directly or indirectly.

        The following table represents charges from the affiliated companies pursuant to Joe's relationship with them, including its discontinued operations, as follows:

	2007	2006	2005
	(in thousands)
Continuing operations
Purchase order arrangements	$10,727	$12,845	$2,560
Verbal facilities arrangement	—	256	315
Discontinued operations
Supply agreement / Purchase order arrangements	—	16,851	60,898
Earn-out due to Sweet Sportswear	—	248	1,323
Verbal facilities agreement	—	301	724
Principal and interest on note payable	—	1,088	1,057
Supply and Distribution agreement	—	—	639

  Continuing Operations—Purchase Order Arrangement

        Until August 2007, we used AZT as a supplier on a purchase order basis for certain of our Joe's® denim products produced in Mexico. Under this arrangement, we advanced the funds to purchase raw materials, which primarily includes fabric, anticipated for production of our products and paid for the production cost less credit for the advances on raw materials. We purchased these products in various stages of production from partial to completed finished goods. In August 2007, we began using a different third party vendor for the production of our products in Mexico.

  Continuing Operations—Verbal Facilities Arrangement

        Until mid-July 2006, we used space for our headquarters and principal executive offices under a verbal month-to-month arrangement with Azteca. Under this arrangement, we paid to Azteca a monthly fee for allocated expenses associated with our use of office and warehouse space, including a fee charged on a per unit basis for inventory, and expenses in connection with maintaining such office and warehouse space. These allocated expenses included, but were not limited to, rent, security, office supplies, machine leases and utilities. In mid-July 2006, we moved our headquarters and principal executive offices to nearby office and warehouse space and accordingly, no longer have any obligation to pay Azteca under the verbal facilities arrangement.

  Discontinued Operations—Supply Agreement/Purchase Order Arrangements

        In July 2003, under an asset purchase agreement, or Blue Concept APA, with Azteca, Hubert Guez and Paul Guez, our IAA subsidiary acquired the Blue Concept Division of Azteca, a division which sold denim apparel primarily to American Eagle Outfitters, Inc., or AEO. Simultaneous with the Blue Concept APA, IAA entered into a non-exclusive Supply Agreement with AZT for the purchase of denim products to be sold to AEO, which expired on July 17, 2005. Under the terms of the Supply Agreement, AZT agreed that the purchase price on the products supplied would provide for a margin per unit of 15 percent. After the expiration of the supply agreement, we continued to use AZT as a supplier on a purchase order basis for our AEO products under similar terms. Upon completion of the sale of IAA's private label division to Cygne Designs, Inc., or Cygne, as discussed in "Note 15—Discontinued Operations" of our Initial Report, Cygne assumed $2,500,000 of the amount owed to AZT under this purchase order supply arrangement.

  Discontinued Operations—Earn-out Due to Sweet Sportswear LLC

        The Blue Concept APA also provided for the calculation and payment, on a quarterly basis, to Sweet Sportswear LLC, an entity owned by Hubert and Paul Guez, of an amount equal to 2.5 percent of the gross sales solely attributable to AEO. In May 2006, Cygne assumed the future liability associated with this payment.

  Discontinued Operations—Principal and Interest on Note Payable

        We originally incurred long-term debt in connection with the purchase of the Blue Concept Division from Azteca. In July 2003, IAA issued a seven-year unsecured, convertible promissory note in the principal amount of $21.8 million, or the Blue Concept Note. The Blue Concept Note bore interest at a rate of six percent and required payment of interest only during the first 24 months and then was fully amortized over the remaining five year period. On March 5, 2004, after stockholder approval, a portion of the Blue Concept Note was converted into 3,125,000 shares of common stock at a value per share of $4.00. In May 2006, Cygne assumed the remaining principal balance of the Blue Concept Note and Azteca released us from any and all remaining obligations. The Blue Concept Note has been reclassified as a discontinued operation liability. Under the terms of the original asset purchase agreement, in addition to the shares previously issued, we issued on May 17, 2006 an additional 1,041,667 shares of our common stock as a result of its average stock price trading at less than $3.00 per share for the period between February 10, 2006 and March 12, 2006. This share issuance has been recognized in the Statement of Stockholders' Equity.

  Discontinued Operations—Craft and accessories—Supply and Distribution Agreement

        In August 2000, we entered into a supply agreement and a distribution agreement for our craft products with Commerce. In connection with the sale of the craft inventory and certain other assets of our Innovo Inc. subsidiary in May 2005, both the supply agreement and the distribution agreement were terminated.

  Aggregate balances by entities

        As of November 30, 2007 and November 25, 2006, respectively, the balances due (to) or due from these related parties and certain of their affiliates are as follows:

	2007	2006
AZT International SA de CV	$1,800	$4,994
Commerce Investment Group	(2,822)	(2,822)
Sweet Sportswear, LLC	(4)	(4)
Cygne Design Inc.	(5)	(5)

	$(1,031)	$2,163

        The AZT balance represented the balances due as a result of production efforts in Mexico as of November 30, 2007. Upon completion of the sale of our private label division to Cygne, as discussed in "Note 15—Discontinued Operations" of our Initial Report, Cygne assumed the aggregate liability in the amount of $2,500,000 owed to Commerce and its affiliates. The balance due to Commerce represents the adjusted balance remaining that we continue to be obligated for after the completion of the transaction with Cygne. The balance of $5,000 due to Cygne represented the amount we owed to Cygne as a result of certain chargebacks to former customers.

Current Related Party

JD Holdings Inc.

        On February 7, 2001, we acquired a license for the rights to the Joe's® brand from JD Design LLC, which was subsequently merged with and into JD Holdings. Under the license agreement, JD Holdings was entitled to a royalty of 3 percent on net sales of licensed products. In October 2005, we granted JD Holdings the right to develop the children's branded apparel line under an amendment to our master license agreement in exchange for a 5 percent royalty on net sales of those products. On October 25, 2007, in connection with the merger, the license agreement terminated.

        As part of the consideration paid in connection with the completion of the merger, Mr. Dahan will be entitled to a certain percentage of the gross profit earned by Joe's in any applicable fiscal year until October 2017. See "Note 4—Merger Transaction" of our Initial Report for a further discussion on the merger agreement and the earn-out.

        For fiscal 2007 and 2006, the following table sets forth earn-out, royalties, fees and income paid in connection with the Joe's® brand.

	2007	2006	2005
	(in thousands)
Expense (income):
Joe's Jeans royalty expense	$1,647	$1,363	$999
Joes Kids license, royalty income	(88)	(40)	—
indie Design fee	—	39	42

        As a result of Mr. Dahan's appointment as a director and executive officer and his ownership of approximately 24 percent of our total shares outstanding, an additional related party transaction occurred in the past fiscal year. Mr. Dahan's brother is the managing member of a company Shipson LLC, or Shipson, to whom we outsourced our E-shop operated on our Joe's Jeans website. We sold our Joe's® products to Shipson at wholesale price on normal and customary terms and conditions similar to those that we offer other customers to fulfill purchases by customers on the E-shop. As of November 30, 2007, Shipson owed $163,000 to us for purchase orders. Shipson no longer operates our E-shop.

        In October 2006, we entered into a collateral protection agreement with JD Holdings in connection with the pledge of certain collateral to CIT Commercial Services, a unit of the CIT Group Inc., or CIT, for increased availability. Under the collateral protection agreement, we agreed to issue JD Holdings shares of its common stock in the event of a default under our agreements with CIT. In October 2007 in connection with the merger and the release of the pledge by CIT, the collateral protection agreement was terminated.

9000 Sunset Office Space Sublease

        On March 3, 2006, our Audit Committee approved a related party transaction whereby we subleased, at our current rate, our executive office space to an entity owned by Suhail Rizvi, one of our directors, on a month-to-month basis. We believe that this transaction is in our best interest to reduce our expenses associated with lease commitments. The transaction amount of such sublease was less than $120,000 in any fiscal year.

Director Independence

        Currently, the following members of our Board of Directors are considered "independent" under NASDAQ listing standards and as such term is defined in the rules and regulations of the SEC:

  •
  Kelly Hoffman
  •
  Thomas O'Riordan
  •
  Suhail Rizvi
  •
  Kent Savage

        In making its determination that the foregoing Directors are independent, the Board considered all relevant facts and circumstances. The Board considered the sublease of our office space to an entity owned by Mr. Rizvi. The Board concluded that the sublease does not impact Mr. Rizvi's independence. We do not have any past or present members serving on our Audit Committee, Compensation and Stock Option Committee and Nominating and Governance Committee that are not considered to be independent.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, as amended, requires our directors, officers and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC on a timely basis. Directors, officers and greater than ten percent beneficial owners are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of copies of such forms furnished to us and certain of our internal records, or upon written representations from officers, directors and greater than ten percent beneficial owners that no Form 5 was required, we believe that during the year ended November 30, 2007, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied on a timely basis.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        For the fiscal years ended November 30, 2007 and November 25, 2006, E&Y billed the approximate fees as described below.

Audit Fees

        Fees for audit services totaled approximately $574,000 for the year ended November 30, 2007 and $569,000 for the year ended November 25, 2006, including fees associated with the annual audit,

reviews of our quarterly reports on Form 10-Q, and assistance with and review of registration statements filed with the SEC including consents and comfort letters related to registration statements for equity issuances and our stock incentive plan.

Audit-Related Fees

        Fees for audit-related services totaled approximately $0 for the year ended November 30, 2007 and $97,800 for the year ended November 25, 2006. Audit related services for fiscal 2006 principally included assistance with an audit and accounting consultations in connection with the disposition of assets of our private label apparel division in May 2006.

Tax Fees

        Fees for tax services, including tax compliance and tax return preparation, tax advice, and tax planning, totaled approximately $107,000 for the year ended November 30, 2007 and $95,000 for the year ended November 25, 2006.

All Other Fees

        There were no other fees for the years ended November 30, 2007 and November 25, 2006, respectively.

        The Audit Committee has adopted a policy which requires the Audit Committee's pre-approval of audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approves such services on an on going basis prior to the incurrence of any such audit and non-audit services. The Audit Committee pre-approved all of the audit and non-audit services rendered by E&Y listed above.

        The Audit Committee has determined that the services provided by E&Y were compatible with maintaining E&Y's independence.

OTHER BUSINESS TO BE TRANSACTED

        As of the date of this proxy statement, the Board of Directors knows of no other business which may come before the annual meeting. If any other business is properly brought before the annual meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

 JOE'S JEANS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, NOVEMBER 6, 2008

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The stockholder (whose signature appears on the reverse side of this proxy card) of Joe's Jeans Inc., or the Company, hereby appoints Marc B. Crossman with full power of substitution, as proxy to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 2008 annual meeting of stockholders to be held on Thursday, November 6, 2008, at 9:00 a.m. (local time) at the Doubletree Hotel, 5757 Telegraph Road, Commerce, California 90040 upon the following matters and any other matter as may properly come before the 2008 annual meeting of stockholders or any adjournments thereof.

  1.
  Election of seven directors to serve on the Board of Directors until the 2009 annual meeting of stockholders or until their respective successors are elected and qualified:

(1) Samuel J. Furrow	(2) Marc B. Crossman	(3) Joe Dahan
(4) Kelly Hoffman	(5) Thomas O'Riordan	(6) Suhail R. Rizvi
(7) Kent Savage
    ☐
    FOR all the nominees listed above (except as marked to the contrary below).

    ☐
    WITHHOLD AUTHORITY to vote for all the nominees listed above.

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THAT NOMINEE'S NAME FROM THE LIST ABOVE.)

  2.
  Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending November 30, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

        This proxy, when properly executed, will be voted as directed by the undersigned stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

☐
I PLAN TO ATTEND THE NOVEMBER 6, 2008 ANNUAL MEETING OF STOCKHOLDERS.

        PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

(continued and to be dated and signed on reverse side.)

(continued from other side)

        I/we hereby revoke any other proxy to vote at the Annual Meeting, and hereby ratify and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

        I/we hereby acknowledge prior receipt of the notice of annual meeting of stockholders and proxy statement dated September 23, 2008, the Annual Report on Form 10-K and Amendment No. 1 for the year ended November 30, 2007 and hereby revoke any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the 2008 annual meeting of stockholders and voting in person.

        If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

Date: , 2008.
Signature of Stockholder or Authorized Representative

Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, all persons should sign.

VOTE BY TELEPHONE OR INTERNET
QUICK *** EASY *** IMMEDIATE

Joe's Jeans, Inc.

Voting by telephone or Internet is quick, easy and immediate. As a Joe's Jeans, Inc. stockholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Daylight Saving Time, on November 5, 2008.

To Vote Your Proxy By Internet
www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy By Phone
1-866-894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy By Mail
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

QuickLinks

JOE'S JEANS INC. 5901 South Eastern Avenue Commerce, California 90040 (323) 837-3700
JOE'S JEANS INC. 5901 South Eastern Avenue Commerce, California 90040 (323) 837-3700
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, NOVEMBER 6, 2008
TABLE OF CONTENTS
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
JOE'S JEANS INC. 5901 SOUTH EASTERN AVENUE COMMERCE, CALIFORNIA 90040
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, NOVEMBER 6, 2008
PROPOSAL 1
ELECTION OF DIRECTORS
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT
REPORT OF THE AUDIT COMMITTEE
RELATED PARTY TRANSACTIONS
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS TO BE TRANSACTED
JOE'S JEANS INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, NOVEMBER 6, 2008